Exhibit 99.1

HEXCEL REPORTS 2026 THIRD QUARTER RESULTS

•
Q3 2026 Sales were $496 million, an 8.8% increase compared to Q3 2025 sales of $456 million (9.2% increase in constant currency).
•
Q3 2026 GAAP diluted EPS of $0.50 compared to Q3 2025 GAAP diluted EPS of $0.26.
•
Q3 2026 adjusted diluted EPS of $0.50, compared to Q3 2025 adjusted diluted EPS of $0.37.
•
2026 guidance unchanged.
•
Share repurchase authorization increased to $750 million.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2026	2025	% Change	2026	2025	% Change

Net Sales	$496.4	$456.2	8.8%	$1,527.2	$1,402.6	8.9%
Net sales change in constant currency			9.2%			8.7%
Operating Income	54.8	36.0	52.2%	185.0	110.2	67.9%
Net Income	38.6	20.6	87.4%	125.1	63.0	98.6%
Diluted net income per common share	$0.50	$0.26	92.3%	$1.63	$0.78	109.0%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$54.4	$44.8	21.4%	$195.5	$144.3	35.5%
As a % of sales	11.0%	9.8%		12.8%	10.3%
Adjusted Net Income	38.2	29.8	28.2%	133.9	100.4	33.4%
Adjusted diluted net income per share	$0.50	$0.37	35.1%	$1.75	$1.24	41.1%

STAMFORD, Conn. October 21, 2026 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2026 results including net sales of $496 million and adjusted diluted EPS of $0.50 per share.

Chairman, CEO and President Tom Gentile said, “Consistent with what we communicated last quarter, our third quarter financial results reflected our typical summer sales seasonality, which impacted operating leverage. We also experienced near-term cost headwinds from accelerated hiring and training to support the strong demand signals we are receiving across our business for Q4 and 2027. In terms of market demand, commercial aerospace sales increased 21% year-over-year as the industry recovery continues to take hold, partially offset by temporary softness in a few fighter and space programs that impacted Defense, Space & Other sales. We are reaffirming our 2026 guidance and expect full year results to be within the sales and adjusted EPS ranges previously provided.”

Mr. Gentile continued, “We expect to return to our targeted leverage range by the end of 2026 as we have prioritized debt repayment following the accelerated share repurchase program we initiated last year at this time. Reflecting confidence in the strong cash generation profile of the business, the Board of Directors increased the share repurchase authorization to $750 million from $381 million.”

Markets

Sales in the third quarter of 2026 were $496.4 million compared to $456.2 million in the third quarter of 2025.

Commercial Aerospace

•
Commercial Aerospace sales of $330.3 million for the third quarter of 2026 increased 20.5% (21.0% in constant currency) compared to the third quarter of 2025. Both widebodies, including the Airbus A350 and Boeing 787, and narrowbodies including the Airbus A320 and Boeing MAX grew year over year. Other Commercial Aerospace increased 1.3% for the third quarter of 2026 compared to the third quarter of 2025.

Defense, Space & Other

•
Defense, Space & Other sales of $166.1 million in the third quarter of 2026 decreased 8.7% (8.6% in constant currency) for the quarter as compared to the third quarter of 2025. The sales decrease primarily reflected the previously disclosed divestment of a non-core Austrian-based industrial business at the end of September, 2025 and the closure of a non-core industrial business in Leicester, UK earlier this year along with temporary softness in F-35 and an international fighter program as well as launchers and rocket motors.

Consolidated Operations

Gross margin for the third quarter of 2026 was 23.3% compared to 21.9% in the third quarter of 2025 as higher volume drove operating leverage year over year. As a percentage of sales, selling, general and administrative expenses for the third quarter of 2026 was 9.0% compared to 9.0% for the third quarter of 2025. R&D expenses as a percentage of sales were 3.3% for the third quarter of 2026 compared to 3.1% for the third quarter of 2025. Adjusted operating income in the third quarter of 2026 was $54.4 million or 11.0% of sales, compared to $44.8 million, or 9.8% of sales in 2025. The impact of exchange rates on operating income as a percent of sales was unfavorable by approximately 30 basis points in the third quarter of 2026 compared to the third quarter of 2025.

Year-to-Date 2026 Results

Sales for the first nine months of 2026 were $1,527.2 million compared to $1,402.6 million, a 8.9% increase from the same period in 2025.

Commercial Aerospace (66% of YTD sales)

•
Commercial Aerospace sales of $1,009.6 million increased 19.1% (19.6% in constant currency) for the first nine months of 2026 compared to the first nine months of 2025, with growth led by the A350, 787 and MAX platforms. Other Commercial Aerospace increased 6.4% for the first nine months of 2026 compared to the same period in 2025 from higher regional jet sales.

Defense, Space & Other (34% of YTD sales)

•
Defense, Space & Other sales of $517.6million decreased 6.8% (7.7% in constant currency) for the first nine months of 2026 as compared to the first nine months of 2025. The sales decrease primarily reflected the previously disclosed divestment of a non-core Austrian-based industrial business and the closure of a non-core industrial business in Leicester, UK along with lower launcher and rocket motor sales.

Consolidated Operations

Gross margin for the first nine months of 2026 was 25.4% compared to 22.4% in the prior year period as the current period benefited from higher sales leverage. As a percentage of sales, selling, general and administrative for the first nine months of 2026 was 9.3% compared to 9.1% for the first nine months of 2025. R&D expenses as a percentage of sales for the first nine months of 2026 was 3.4% compared to 3.0% for the first nine months of 2025. Adjusted operating income for the first nine months of 2026 was $195.5 million or 12.8% of sales, compared to $144.3 million or 10.3% of sales in 2025. The impact of exchange rates on operating income as a percent of sales was unfavorable by approximately 70 basis points in the first nine months of 2026 compared to the first nine months of 2025. Other operating expense for the first nine months of 2026 included restructuring expenses related to the shutdown of industrial-oriented manufacturing at the Leicester, UK facility and non-recurring professional fees. Other operating expense for the first nine months of 2025 primarily reflected charges for the divestiture of the Neumarkt, Austria business, closure of the Welkenraedt, Belgium facility and divestiture of the Hartford, Connecticut business.

Cash and other

•
Net cash provided by operating activities in the first nine months of 2026 was $171.1 million, compared to $105.0 million for the first nine months of 2025. Working capital was a cash use of $78.1 million for the first nine months of 2026 and a use of $63.8 million for the comparable period in 2025. Capital expenditures on a cash basis were $68.6 million for the first nine months of 2026 compared to $55.1 million for the same period in 2025. Free cash flow was $102.5 million in the first nine months of 2026 compared to $49.9 million in the first nine months of 2025. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $61.2 million and $49.9 million for the first nine months of 2026 and 2025, respectively.
•
During the third quarter of 2026, the Company did not repurchase any shares. As of September 30, 2026, the aggregate remaining authorization under the share repurchase program was approximately $380.6 million. Today, the Board of Directors authorized an increase to the share repurchase program, raising the total authorization to $750.0 million.

•
As announced today, the Board of Directors declared a quarterly dividend of $0.18 per share payable to stockholders of record as of November 2, 2026, with a payment date of November 9, 2026.

2026 Guidance (unchanged)

•
Sales of $2.025 billion to $2.125 billion
•
Adjusted diluted earnings per share of $2.30 to $2.40
•
Free cash flow of greater than $195 million
•
Capital expenditures less than $100 million

*****

Hexcel will host a conference call at 9:30 a.m. ET, on October 22, 2026 to discuss third quarter 2026 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/512023355 The event can also be accessed by dialing

+1 (585)-542-9983. The conference ID is 512 023 355. Replays of the call and the Company’s third quarter results slide deck will be available on the website.

*****

About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We provide innovative, high-performance material solutions that are lighter, stronger, and tougher, shaping a world that moves farther, smarter, and more efficiently. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core, and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials or the Middle East conflict; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from defense and space applications, including whether certain programs might be curtailed or discontinued, and government funding opportunities; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of research and development investment, capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate or restructuring or alignment activities; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts, including the Middle East conflict; expectations regarding our strategic initiatives, including our sustainability goals and restructuring or alignment activities; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; expectations relating to our share repurchase program and dividends; and our expectations of financial results for 2026 and beyond. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to, the extent of the impact of macroeconomic factors or geopolitical issues or conflicts, including U.S. trade policy and retaliatory actions taken in response and the Middle East conflict; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation, tariffs and the Middle East conflict; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace build or delivery rates; any impact from a prolonged shutdown of the U.S. federal government; changes in government defense procurement or investment budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; our ability to execute future share repurchases or dividends and the source of funds used for such repurchases or dividends; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to governmental actions and changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

*****

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2026	2025	2026	2025
Net sales	$496.4	$456.2	$1,527.2	$1,402.6
Cost of sales	380.9	356.3	1,138.9	1,088.8
Gross margin	115.5	99.9	388.3	313.8
% Gross Margin	23.3%	21.9%	25.4%	22.4%

Selling, general and administrative expenses	44.9	41.1	141.5	127.4
Research and development expenses	16.2	14.0	51.3	42.1
Other operating expense	(0.4)	8.8	10.5	34.1
Operating income	54.8	36.0	185.0	110.2
Interest expense, net	12.1	9.2	35.9	26.1
Other expense (income)	-	-	0.2	(0.5)
Income before income taxes	42.7	26.8	148.9	84.6
Income tax expense	4.1	6.2	23.8	21.6
Net income	$38.6	$20.6	$125.1	$63.0

Basic net income per common share:	$0.51	$0.26	$1.65	$0.78

Diluted net income per common share:	$0.50	$0.26	$1.63	$0.78

Weighted-average common shares:
Basic	75.8	79.8	75.8	80.4
Diluted	76.7	80.3	76.6	80.9

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2026	2025
Assets
Cash and cash equivalents	$77.8	$71.0
Accounts receivable, net	271.6	249.3
Inventories, net	357.4	328.8
Contract assets	41.7	35.9
Prepaid expenses and other current assets	49.5	45.7
Total current assets	798.0	730.7

Property, plant and equipment	3,344.5	3,322.4
Less accumulated depreciation	(1,769.5)	(1,710.9)
Net property, plant and equipment	1,575.0	1,611.5

Goodwill and other intangible assets, net	233.9	239.8
Investments in affiliated companies	5.0	5.0
Other assets	117.3	117.0
Total assets	$2,729.2	$2,704.0

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$139.4	$146.6
Accrued compensation and benefits	79.6	79.0
Accrued liabilities	91.7	97.1
Total current liabilities	310.7	322.7

Long-term debt	934.9	993.0
Retirement obligations	28.6	28.4
Other non-current liabilities	130.6	109.2
Total liabilities	$1,404.8	$1,453.3

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 113.0 shares issued at September 30, 2026 and 112.1 shares issued at December 31, 2025	$1.1	$1.1
Additional paid-in capital	1,009.7	994.9
Retained earnings	2,391.1	2,307.0
Accumulated other comprehensive loss	(49.9)	(12.9)
	3,352.0	3,290.1

Less – Treasury stock, at cost, 37.3 shares at September 30, 2026 and 36.4 shares at December 31, 2025	(2,027.6)	(2,039.4)
Total stockholders' equity	1,324.4	1,250.7
Total liabilities and stockholders' equity	$2,729.2	$2,704.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2026	2025

Cash flows from operating activities
Net income	$125.1	$63.0
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	90.5	91.5
Amortization related to financing	1.1	0.1
Deferred income taxes	22.5	7.8
Stock-based compensation	18.4	13.4
Restructuring expenses, net of payments	0.3	10.7
Debt extinguishment costs	0.7	0.4
Loss on divestiture of assets	-	4.9

Changes in assets and liabilities:
Increase in accounts receivable	(23.9)	(8.0)
(Increase) decrease in inventories	(35.5)	16.5
Increase in prepaid expenses and other current assets	(14.3)	(16.8)
Decrease in accounts payable/accrued liabilities	(4.4)	(55.5)
Other - net	(9.4)	(23.0)
Net cash provided by operating activities (a)	171.1	105.0

Cash flows from investing activities
Capital expenditures (b)	(68.6)	(55.1)
Payments on divestiture of assets	-	(2.7)
Net cash used for investing activities	(68.6)	(57.8)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	595.0	160.0
Repayments of senior unsecured credit facilities	(650.0)	(100.0)
Redemption of 4.7% senior notes due 2025	-	(300.0)
Redemption of 3.95% senior notes due 2027	(400.0)	-
Proceeds from issuance of 4.9% senior notes due 2031	400.0	-
Proceeds from issuance of 5.875% senior notes due 2035	-	300.0
Repurchases of common stock	-	(100.9)
Issuance costs related to senior unsecured credit facilities	(2.3)	(4.1)
Issuance costs related to senior notes	(4.6)	-
Repayment of finance lease obligation and other debt, net	0.2	-
Dividends paid	(40.9)	(41.0)
Activity under stock plans	8.1	0.5
Net cash used for financing activities	(94.5)	(85.5)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	3.4
Net increase (decrease) in cash and cash equivalents	6.8	(34.9)
Cash and cash equivalents at beginning of period	71.0	125.4
Cash and cash equivalents at end of period	$77.8	$90.5

Supplemental data:
Free Cash Flow (a)+(b)	$102.5	$49.9
Accrual basis additions to property, plant and equipment	$61.2	$49.9

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2026 and 2025				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2026	2025	%	Effect (b)	2025	%
Commercial Aerospace	$330.3	$274.2	20.5	$(1.3)	$272.9	21.0
Defense, Space & Other	166.1	182.0	(8.7)	(0.2)	181.8	(8.6)
Consolidated Total	$496.4	$456.2	8.8	$(1.5)	$454.7	9.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	66.5	60.1			60.0
Defense, Space & Other	33.5	39.9			40.0
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2026 and 2025				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2026	2025	%	Effect (b)	2025	%
Commercial Aerospace	$1,009.6	$847.4	19.1	$(3.3)	$844.1	19.6
Defense, Space & Other	517.6	555.2	(6.8)	5.8	561.0	(7.7)
Consolidated Total	$1,527.2	$1,402.6	8.9	$2.5	$1,405.1	8.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	66.1	60.4			60.1
Defense, Space & Other	33.9	39.6			39.9
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2025 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2026 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2026
Net sales to external customers	$390.3	$106.1	$-	$496.4
Intersegment sales	26.5	1.6	(28.1)	-
Total sales	416.8	107.7	(28.1)	496.4

Other operating expense	(0.4)	-	-	(0.4)
Operating income (loss)	61.1	12.7	(19.0)	54.8
% Operating margin	14.7%	11.8%		11.0%

Depreciation and amortization	26.9	3.1	-	30.0
Stock-based compensation expense	1.0	0.4	2.5	3.9
Accrual based additions to capital expenditures	22.3	1.7	-	24.0

Third Quarter 2025
Net sales to external customers	$363.2	$93.0	$-	$456.2
Intersegment sales	18.9	1.4	(20.3)	-
Total sales	382.1	94.4	(20.3)	456.2

Other operating expense	2.8	1.0	5.0	8.8
Operating income (loss)	39.9	13.6	(17.5)	36.0
% Operating margin	10.4%	14.4%		7.9%

Depreciation and amortization	27.7	3.2	-	30.9
Stock-based compensation expense	0.6	0.2	0.2	1.0
Accrual based additions to capital expenditures	16.7	1.4	-	18.1

First Nine Months 2026
Net sales to external customers	$1,210.6	$316.6	$-	$1,527.2
Intersegment sales	82.1	4.7	(86.8)	-
Total sales	1,292.7	321.3	(86.8)	1,527.2

Other operating expense	6.3	-	4.2	10.5
Operating income (loss)	205.0	44.3	(64.3)	185.0
% Operating margin	15.9%	13.8%		12.1%

Depreciation and amortization	81.1	9.4	-	90.5
Stock-based compensation expense	5.6	1.5	11.3	18.4
Accrual based additions to capital expenditures	55.2	6.0	-	61.2

First Nine Months 2025
Net sales to external customers	$1,121.7	$280.9	$-	$1,402.6
Intersegment sales	58.4	2.1	(60.5)	-
Total sales	1,180.1	283.0	(60.5)	1,402.6

Other operating expense	2.8	26.3	5.0	34.1
Operating income (loss)	152.8	5.1	(47.7)	110.2
% Operating margin	12.9%	1.8%		7.9%

Depreciation and amortization	81.8	9.7	-	91.5
Stock-based compensation expense	4.5	1.2	7.7	13.4
Accrual based additions to capital expenditures	45.3	4.6	-	49.9

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2026	2025	2026	2025
GAAP operating income	$54.8	$36.0	$185.0	$110.2
Other operating (income) expense (a)	(0.4)	8.8	10.5	34.1
Non-GAAP operating income	$54.4	$44.8	$195.5	$144.3

	Unaudited
	Quarters Ended September 30,
	2026		2025
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$38.6	$0.50	$20.6	$0.26
Other operating (income) expense, net of tax (a)	(0.4)	-	8.7	0.11
Tax expense (c)	-	-	0.5	-
Non-GAAP	$38.2	$0.50	$29.8	$0.37

	Unaudited
	Nine Months Ended September 30,
	2026		2025
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$125.1	$1.63	$63.0	$0.78
Other operating expense, net of tax (a)	8.5	0.12	33.8	0.42
Other expense (income), net of tax (b)	0.1	-	(0.4)	-
Tax expense (c)	0.2	-	3.9	0.04
Non-GAAP	$133.9	$1.75	$100.4	$1.24

	Unaudited
	Nine Months Ended September 30
(In millions)	2026	2025
Net cash provided by operating activities	$171.1	$105.0
Less: Capital expenditures	(68.6)	(55.1)
Free cash flow (non-GAAP)	$102.5	$49.9
(a)
The quarter and nine months ended September 30, 2026 included restructuring charges related to the shutdown of industrial-oriented manufacturing at the Leicester, UK facility. The nine months ended September 30, 2026 also included non-recurring professional fees. The quarter and nine months ended September 30, 2025 included a charge for the divestiture of the Neumarkt Austria business, a non-income tax charge related to the net value of a foreign entity and restructuring charges related to the closure of the Welkenraedt facility in Belgium. The nine months ended September 30, 2025 also included a loss for the divestiture of the Hartford, Connecticut business.
(b)
The nine months ended September 30, 2026 included debt extinguishment costs related to the redemption of the 3.95% senior unsecured notes, gains for the recognition of deferred hedging gains on treasury lock agreements and costs associated with the new credit facility entered into the first quarter of 2026. The nine months ended September 30, 2025 included a gain related to a lump-sum pension settlement and debt extinguishment costs.
(c)
The nine months ended September 30, 2026 included tax charges primarily related to adjustments to the provision based on the finalization of prior year tax returns. The quarter and nine months ended September 30, 2025 included a discrete tax primarily related to adjustments to the provision based on the finalization of prior year tax returns and the nine months ended September 30, 2025 also included a tax charge for a valuation allowance related to the closure of the

Welkenraedt facility.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2026	2025	2025
Senior unsecured credit facility	$240.0	$295.0	$60.0
3.95% senior notes due 2027	-	400.0	400.0
5.875% senior notes due 2035	300.0	300.0	300.0
4.9% senior notes due 2031	400.0	-	-
Senior notes original issue discounts	(0.4)	-	(0.3)
Senior notes deferred financing costs	(6.8)	(4.2)	(4.1)
Other debt	2.1	2.2	2.3
Total long-term debt	934.9	993.0	757.9
Total Debt	934.9	993.0	757.9
Less: Cash and cash equivalents	(77.8)	(71.0)	(90.5)
Total debt, net of cash	$857.1	$922.0	$667.4